SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

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CNI Charter Funds
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IMPORTANT NEWS ABOUT CNI CHARTER FUNDS

March 4, 2013

To the Shareholders of the Full Maturity Fixed Income Fund:

The Board of Trustees of CNI Charter Funds reappointed Boyd Watterson Asset Management, LLC (“Boyd”) as a sub-adviser to the Full Maturity Fixed Income Fund (the “Fund”) effective December 27, 2012.

Boyd has been a sub-adviser to the Fund since December 2005.  On December 18, 2012, the sale of a substantial portion of the ownership interests of Titanium Asset Management Corp., Boyd’s parent company, resulted in a change of control of Boyd and the automatic termination of the existing sub-advisory agreement between City National Asset Management, Inc. (“CNAM, Inc.”) and Boyd with respect to the Fund.  On December 27, 2012, the Board of Trustees of CNI Charter Funds approved a new and identical sub-advisory agreement between CNAM, Inc. and Boyd.  There will be no increase in fees to the Fund and its shareholders as a result of this approval.

City National Asset Management, Inc. continues to serve as investment adviser to the Fund.

The next few pages of this package feature more information about Boyd.  Please take a few moments to read them.  Call us at (888) 889-0799 if you have any questions.

On behalf of the Board of Trustees, I thank you for your continued investment in CNI Charter Funds.

Sincerely,

Richard Gershen
President & Chief Executive Officer

CNI CHARTER FUNDS

INFORMATION STATEMENT
TO SHAREHOLDERS OF THE
FULL MATURITY FIXED INCOME FUND

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF THE INFORMATION STATEMENT
The Information Statement is available at www.cnicharterfunds.com

This document is an Information Statement and is being furnished to shareholders of the Full Maturity Fixed Income Fund (the “Fund”), a series of CNI Charter Funds (the “Trust”), in lieu of a proxy statement pursuant to the terms of an exemption order issued by the Securities and Exchange Commission (the “SEC”).  City National Asset Management, Inc. (“CNAM, Inc.”) serves as the investment adviser for the Fund.  The exemption order permits CNAM, Inc. and the Board of Trustees of the Trust (the “Board”) to employ unaffiliated sub-advisers, terminate sub-advisers, and modify sub-advisory agreements with unaffiliated sub-advisers without prior approval of the Fund’s shareholders.

The Board reviews advisory and sub-advisory agreements annually.  In addition, under the SEC order, if CNAM, Inc. and the Board retain a new sub-adviser, the Trust is required to provide an Information Statement to shareholders of the affected portfolios of the Trust explaining the change.

This Information Statement is being mailed on or about March 4, 2013, to the shareholders of the Fund as of February 14, 2013.  Boyd Watterson Asset Management, LLC will pay the expenses of preparing this Information Statement.  Certain information on the share ownership of the Fund is set forth in Appendix A.

WE ARE NOT ASKING YOU FOR A PROXY.
 PLEASE DO NOT SEND US A PROXY.

Appointment of Boyd Watterson Asset Management, LLC as Sub-Adviser to the Full Maturity Fixed Income Fund

On December 27, 2012, the Board of Trustees (the “Board”) of the CNI Charter Funds (the “Trust”), including the trustees of the Trust (each a “Trustee”) who are not “interested persons” of the Trust (“Independent Trustees”), as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), unanimously approved the reappointment of Boyd Watterson Asset Management, LLC (“Boyd”) as a sub-adviser to the Full Maturity Fixed Income Fund (the “Fund”).

Boyd has been a sub-adviser with respect to a portion of the Fund since December 2005.  On December 18, 2012, the sale of a substantial portion of the ownership interests of Titanium Asset Management Corp., Boyd’s parent company, resulted in a change of control of Boyd and the automatic termination of the existing sub-advisory agreement between City National Asset Management, Inc. (“CNAM, Inc.”) and Boyd with respect to the Fund.  CNAM, Inc. took over day-to-day management of the portion of the Fund’s investment portfolio previously managed by Boyd until December 27, 2012, when the Board of Trustees of CNI Charter Funds approved a new sub-advisory agreement between CNAM, Inc. and Boyd with respect to the Fund (the “Agreement”).  The change in control did not result in any change in Boyd’s organization or the persons who previously managed a portion of the Fund’s investment portfolio.  The Agreement has substantially the same terms as the previous sub-advisory agreement between CNAM, Inc. and Boyd.

No officers or Trustees of the Trust are officers, employees, directors, managers or members of Boyd.  In addition, since the beginning of the Trust’s last fiscal year, no Trustee has had, directly or indirectly, any interest in Boyd, any of its parents or subsidiaries or any subsidiaries of a parent of any such entities, and no Trustee has been a party to a material transaction or material proposed transaction to which Boyd, any of its parents or subsidiaries or any subsidiaries of a parent of any such entities, was or is to be a party.

Considerations by the Board of Trustees

At its December 27, 2012, meeting, in connection with its review of the Agreement, the Board considered a variety of matters, including information about Boyd’s organization, personnel who provide services to the Fund, and compensation structure; its investment philosophy and investment process; performance results of the Fund and the portion of the Fund managed by Boyd over various periods; Boyd’s sub-advisory fees with respect to the Fund; and Boyd’s revenues from its relationship with the Fund.  The Board also reviewed certain information regarding Boyd’s compliance policies and procedures, disaster recovery and contingency planning, and policies with respect to portfolio trade execution.  Certain information the Board considered had been provided in August 2012, when the Board last renewed the prior sub-advisory agreement, and the Board considered information from Boyd regarding any material changes to the August 2012 information.

The Board assessed the performance of the Fund for various periods during the previous ten-years ended September 30, 2012, compared with its benchmark, the Barclays U.S. Intermediate Government/Credit Bond Index (the “Benchmark Index”); the average of all funds in its peer group category selected by Lipper, Inc. (Lipper Corporate Debt Funds A-Rated); and the average of all funds in the Morningstar Intermediate-Term Bond Category.  The Board also assessed the performance of the portion of the Fund managed by Boyd for various periods from 2006 through November 30, 2012 compared with the Benchmark Index, and noted that the returns of that portion of the Fund exceeded the Benchmark Index for the year-to-date and one-, two-, three- and five-year periods ended on that date.  The Board noted that Justin C. Waggoner, who had served as a portfolio manager for the Fund since 2007, would continue to serve as portfolio manager for the portion of the Fund managed by Boyd.

The Board reviewed information regarding the sub-advisory fees charged by Boyd and observed that the fees were generally low compared to the fees Boyd charged to its other institutional clients.  The Board also observed that although the Fund’s advisory fees were above the average of funds in the Lipper universe, the Fund’s total expenses were in the middle 60% of all funds in the Lipper universe.  The Board noted the asset levels of the Fund were relatively small and were not currently likely to lead to significant economies of scale.

The Board also considered information prepared by Boyd relating to the revenues and profits it receives from the Fund, as well as the benefits received by Boyd as a result of its relationship with the Fund, including the sub-advisory fees paid to Boyd, the intangible benefits of its association with the Fund generally and any favorable publicity arising in connection with the Fund’s performance.

Based on their review, including their consideration of each of the factors referred to above, the Board and the Independent Trustees concluded that the terms of the Agreement, including the fees to be received by Boyd, were fair and reasonable in light of the nature and quality of the services proposed to be provided by Boyd to the Fund and its shareholders.

Boyd Watterson Asset Management, LLC

Boyd is located at 1801 East 9th Street, Suite 1400, Cleveland, Ohio 44114, and is owned by Titanium Asset Management Corp.  Boyd was organized in 1928 and provides equity and fixed income investment management services to individuals and institutions, and as of December 31, 2012, managed $9.4 billion in assets.

Justin C. Waggoner, Vice President of Boyd is the portfolio manager of the portion of the Fund managed by Boyd.  Mr. Waggoner has been employed by Boyd since 1999.

Terms of Sub-Advisory Agreement

The Agreement will continue in force until December 27, 2013, unless sooner terminated.  The Agreement will continue in force from year to year thereafter so long as it is specifically approved at least annually in the manner required by the 1940 Act.

The Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act) and may be terminated at any time without payment of any penalty by CNAM, Inc., by the Board or by a vote of a majority of the outstanding voting securities of the Fund, as defined by the 1940 Act, on 60 days’ prior written notice to Boyd.  The Agreement may also be terminated at any time by Boyd on 60 days’ written notice to CNAM, Inc. and the Fund.  The Agreement will automatically terminate if the Investment Management Agreement between CNAM, Inc. and the Trust with respect to the Fund is terminated.

Boyd is entitled to an annual fee for its investment advisory services to the portion of the Fund it manages.  All sub-advisory fees are paid by CNAM, Inc. and not the Fund.  Because CNAM, Inc. pays Boyd out of its own fees received from the Fund, there is no “duplication” of advisory fees paid.  CNAM, Inc. receives an annual fee of 0.50% of the Fund’s average daily net assets. There will be no increase in advisory fees to the Fund and its shareholders in connection with the reappointment of Boyd as sub-adviser to the Fund.

The foregoing description of the Agreement is only a summary and is qualified in its entirety by reference to the text of the Agreement.  A copy of the Agreement is on file with the SEC and is available: (1) in person at the SEC’s Public Reference Room in Washington, D.C. (upon payment of any applicable fees); (2) by mail (Public Reference Section, Securities and Exchange Commission, Washington, DC 20549-1520) or email (publicinfo@sec.gov) (upon payment of any applicable fees); or (3) on the EDGAR Database on the SEC’s internet website (www.sec.gov).

Additional Disclosure Regarding Boyd

The names and principal occupations of the principal executive officers and directors of Boyd are listed below:

Name	Principal Occupation/Title
Timothy M. Hyland	Senior Executive Vice President
Brian L. Gevry	Chief Executive Officer and Chief Investment Officer
Michael E. Bee	Senior Executive Vice President
James R. Shirak	Executive Vice President
James A. Waler	Executive Vice President and Chief Operations Officer
John L. Walsh	Chief Compliance Officer

Each of the principal executive officers and directors of Boyd is located at 1801 East 9th Street, Suite 1400, Cleveland, Ohio 44114.

General Information

The principal executive offices of the Trust and CNAM, Inc. are located at 400 North Roxbury Drive, Beverly Hills, California 90210.  The Trust’s administrator is SEI Global Funds Services, Inc., the Trust’s transfer agent is SEI Investments Management Corporation (d.b.a. SEI Institutional Transfer Agency), and the Trust’s distributor is SEI Investments Distribution Co., each of which is located at One Freedom Valley Drive, Oaks, Pennsylvania 19456.  The Fund’s sub-transfer agent is UMB Fund Services, Inc., 803 West Michigan Street, Milwaukee, Wisconsin 53233.  The Trust’s custodian is U.S. Bank, N.A., 50 South 16th Street, Philadelphia, Pennsylvania 19102. Counsel to the Trust and the Independent Trustees is Bingham McCutchen LLP, 355 South Grand Avenue, Suite 4400, Los Angeles, California 90071.

The Trust will furnish, without charge, a copy of the most recent Annual Report and Semi-Annual Report to Shareholders of the Trust upon request. Requests for such reports should be directed to CNI Charter Funds, c/o SEI Investments Distribution Co., One Freedom Valley Drive, Oaks, Pennsylvania 19456, or by calling (888) 889-0799, or by accessing our website at www.cnicharterfunds.com.

APPENDIX A

Shareholders Owning Beneficially or of Record More than 5%
of the Full Maturity Fixed Income Fund

Shareholder	Class	Percentage of Total Outstanding Shares of Class as of February 14, 2013
NFS LLC FEBO Regions Morgan Keegan Trust 250 Riverchase Parkway E., Floor 5 Birmingham Alabama 35244-1832	Institutional Class	64.90%
Wells Fargo Bank NA FBO Darborn County PO Box 1533 Minneapolis, Minnesota 55480	Institutional Class	15.27%
Lewistown Hospital 400 Highland Avenue Lewistown, Pennsylvania 17044-1167	Institutional Class	10.76%
Saltco PO Box 469 Brewton, Alabama 36427	Institutional Class	5.86%
National Financial Services LLC 1 World Financial Center 200 Liberty Street New York, New York 10281-1003	Class N	87.55%
Scottrade LLC Orcas Island Chamber Music Festival PO Box 31759 St. Louis, Missouri 63131	Class N	7.67%

As of February 14, 2013, the Trustees and officers of the Trust owned of record, in aggregate, less than 1% of the outstanding shares of the Full Maturity Fixed Income Fund.